Exhibit 10.25

BASE SALARIES OF NAMED EXECUTIVE OFFICERS

Named Executive Officer	Base Salary

Robert L. Long Chief Executive Officer	$925,000

Jean P. Cahuzac Executive Vice President, Assets	$550,000

Steven L. Newman Executive Vice President, Performace	$465,000

Gregory L. Cauthen Senior Vice President and Chief Financial Officer	$410,000

Eric B. Brown Senior Vice President and General Counsel	$390,000